Exhibit 10.24

Amendment No. 17

to

Inventory Support & Services Agreement

This Amendment No. 17 (“Amendment”) to the Inventory Support & Services Agreement between Delta Air Lines, Inc (“Delta”) and MN Airlines, LLC (“MN Airlines”) dated both October 8, 2003 and October 27, 2003, (as amended, the “Agreement”), shall be effective as of the April 1, 2018 (“Effective Date”).

WHEREAS, the parties have entered into the Agreement for the provision of certain maintenance services to MN Airlines: and

WHEREAS, the parties wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement.

2.	The first sentence of Section 2.1 is hereby deleted in its entirety and replaced with the following language:

This Agreement shall become effective on the date first written above (the “Effective Date”) and shall remain in effect until terminated by either party as provided for herein (the “Term”).

3.	Section 2.2 is hereby deleted in its entirety and replaced with the following language:

2.2.     Either party may terminate this Agreement for convenience and without penalty or further obligation to the other party (except with respect to obligations incurred prior to the effective date of termination) upon not less than one hundred eighty (180) days prior written notice to the other party, provided that the effective date of termination shall be on or after April 7, 2022.

4.	Section 4.1 is hereby deleted in its entirety and replaced with the following language:

4.1.     MN Airlines shall deliver Components Ex-Works (International Chamber of Commerce, Incoterms 2010), Delta’s Facility at MSP airport or a mutually agreed Delta-staffed maintenance location, whereby MN Airlines fulfills the obligations of seller and Delta fulfills the obligations of buyer. Delta shall deliver the Components DDP (Delivered Duty Paid, International Chamber of Commerce, Incoterms 2010) Delta’s Facility at MSP airport or a mutually agreed Delta-staffed maintenance location, whereby MN Airlines fulfills the obligations of buyer and Delta fulfills the obligations of seller.

5.	Sections 5.1 and 5.2 are hereby deleted in their entirety and replaced with the following language:

5.1     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST REVENUES, PROFITS, OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING EXCLUSIONS SHALL NOT APPLY TO EITHER PARTY’S LIABILITY TO THE OTHER FOR SUCH PARTY’S VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

5.2     IN NO EVENT SHALL DELTA’S LIABILITY TO MN AIRLINES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, WARRANTY, TORT OR OTHERWISE, EXCEED FOR ANY CLAIM THE GREATER OF (A) THE COST ACTUALLY PAID BY MN AIRLINES UNDER THIS AGREEMENT FOR THE SPECIFIC SERVICES GIVING RISE TO THE CLAIM AND (B) THE REPLACEMENT VALUE OF THE SPECIFIC PIECE PART GIVING RISE TO THE CLAIM.

6.	Section 8.5 is hereby deleted in its entirety and replaced with the following language:

8.5     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of its conflicts of laws rules.

7.	The Section 11 notice address for MN Airlines is updated to: 1300 Corporate Center Curve, Eagan, Minnesota 55121.

8.	The section titled “Method of Shipment and Costs” in Annex A of the Agreement is hereby deleted in its entirety.

9.	The definition of “Common Components” is hereby deleted in its entirety and replaced with the following language:

“Common Components” means:

(a)

Any Component that is: (i) recognized by Delta to be form, fit and function interchangeable with those like-Components on Delta B737 Next Generation aircraft and (ii) is a rotable regularly stocked by Delta or a Delta-designated key repairable item;

(b)

Any Component listed in the table below that is: (i) recognized by Delta to be form, fit and function interchangeable with those like-Components on aircraft then-owned or operated by Delta and (ii) is a rotable regularly stocked by Delta or a Delta-designated key repairable item (the “Additional Components Table”); and

(c)	Any other Component mutually agreed by Delta and MN Airlines in writing to be a Common Component.

Additional Components Table

Code	ATA	PNR	Part Description
HON	23	064-50000-0110	TRANSCEIVER - VHF COMMUNICATIONS
HON	34	071-50001-8102	ANTENNA
HON	34	69000940-102	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	69000940-104	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	965-0976-003-212-212	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	965-0976-003-222-222	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	965-0976-003-232-232	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	965-1690-055	COMPUTER - ENHANCED GND PROXIMITY WARNING
HON	34	066-50000-2220	COMPUTER - TCAS
HON	34	066-50000-2221	COMPUTER - TCAS
HON	34	965-0976-003-216-216	COMPUTER, (EGPWS) MKV ENHANCED GROUND PR
HON	34	930-3000-001	DRIVE - ANTENNA, WEATHER RADAR
HON	34	066-50013-0101	INTERROGATOR - DME
HON	34	071-01503-2601	PANEL - DUAL ATC/TRAFFIC ALERT AND
			COLLISION AVOIDANCE SYS CONT
HON	34	066-50014-0101	RECEIVER - AUTO DIR FINDER
HON	34	066-50012-0101	RECEIVER - VOR/MB
HON	34	066-50007-0101	TRANSCEIVER - LRRA
HON	34	066-50007-0531	TRANSCEIVER - LRRA
HON	34	066-50008-0406	TRANSCEIVER - WEATHER RADAR
HON	34	066-01127-1602	TRANSPONDER - ATC
HON	34	822-1338-005	TRANSPONDER - ATC
HON	34	822-1338-205	TRANSPONDER - ATC

10.	The following language is hereby added as a new section at the end of Annex A, immediately preceding Annex A1:

Assessment of Common Components

As requested from time to time by MN Airlines, Delta will analyze the component listing of any Aircraft that MN Airlines is interested in leasing and provide MN Airlines with a report identifying the components within such Aircraft that would constitute Common Components under this Agreement. Delta shall use commercially reasonable efforts to provide any such report within seven (7) business days of receiving the necessary information from MN Airlines that is required to provide the report.

Engineering Support Services

To the extent necessary to support the scope of services as set forth in this Annex A, Delta will provide the following engineering support services:

•	General Shop Support – Includes developing 1-off repairs as well as multi-use repairs for a particular Component.

•	Outside Vendor Shop Support – Delta will provide engineering oversight on Components that are sent out to outside vendors.

•	Component Configuration – Review and approve implementation of Service Bulletins (SB) as needed.

•	Reliability – From internally developed & managed reliability (RI) and Component (CPI) indexes, Delta will monitor and investigate reliability drivers on components.

Delta acknowledges that MN Airlines may at some point in the future have a capability of performing all engineering support services in-house. In such event, to the extent these engineering support services are redundant with those being provided by MN Airlines in-house, the parties shall discuss in good faith the reduction or removal of the engineering support services from this Annex A and a commensurate, pro-rata reduction or removal of the associated fee set forth in Section 2 of Annex A2.

Supply Response Time

The Supply Response Time commitment from Delta for Common Components shall be as follows:

Situation and Component Category	Supply Response Time	Achievement of Supply Response Time (based on rolling 3-month average)
AOG Aircraft due to ESS 1 Component	No more than 3 hours between receipt of request and Dispatch *	96%
AOG Aircraft due to Component that is in stock at Delta’s MSP facility	No more than 3 hours between receipt of request and available for MN Airlines pick-up	96%
All other situations	No more than 12 hours between receipt of request and Dispatch *	90%

*

Dispatch = MN Airlines is notified of Delta flight number and AWB that the requested Component is booked on or that requested Component is available for pickup at a Delta facility if part is being shipped by MN Airlines.

For purposes of this Section, “ESS” means the Essentiality Code for a particular Component, as set forth in the applicable Boeing Aircraft manual.

Delta shall provide MN Airlines with a report of Delta’s achievement of the Supply Response Time for each category at each quarterly business review meeting. In addition, the then-current rate of Delta’s achievement of the Supply Response Time for each category shall be available for MN Airlines review within the Integrated Exchange Website (IEW).

In the event Delta fails to meet the applicable Supply Response Time for any category for any reason other than Excusable Delay (as set forth in Section 6 of the Agreement) or a delay caused by MN Airlines, and MN Airlines has an Aircraft that will be prohibited from flying a scheduled service solely due to Delta not meeting Supply Response Time fat a specific Component within such category (the “AOG-Causing Part”), MN Airlines shall provide Delta with notice of such situation (the “AOG Notice”) and provide Delta with an opportunity to meet MN Airlines’ reasonable requirements for delivery of the AOG-Causing Part. If Delta fails to meet such requirements, then Delta will provide MN Airlines with a credit against future invoices in an amount equal to the actual commercially reasonable cost paid by MN Airlines to a third party for the rent of a replacement Component for the period of time between the delivery of the AOG Notice and MN Airlines’ subsequent receipt of the AOG-Causing Part from Delta. The foregoing remedy shall be Delta’s sole obligation and MN Airlines’ sole remedy for failure to meet any Supply Response Time.

Miscellaneous Services

As requested by MN Airlines, Delta will use commercially reasonable efforts to provide additional value-added services (such as common procurement initiatives; access to available Component lease units; tooling support; and prognostic, predictive maintenance and senor initiatives) to MN Airlines to the extent that such services are directly related to the services set forth in this Annex A and can be performed by Delta without incurring incremental third party costs. Certain additional value-added services may be subject to additional applicable terms and conditions.

11.	Annex A1 is hereby deleted in its entirety and replaced with a new Annex A1, which is attached hereto as Attachment 1.

12.	Annex A2 is hereby deleted in its entirety and replaced with a new Annex A2, which is attached hereto as Attachment 2.

13.	Annex A3 is hereby deleted in its entirety and replaced with a new Annex A3, which is attached hereto as Attachment 3.

14.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

MN AIRLINES, LLC		DELTA AIR LINES, INC.
dba Sun Country Airlines

By:	/s/ Jude Bricker	By:	/s/ Sonny Stern
Name:	Jude Bricker	Name:	Sonny Stern
Title:	President and CEO	Title:	MD - MRO Services

Attachment 1 to Amendment

ANNEX A1

Description of Aircraft

Registration #	Serial Number	Date of Manufacture
N710SY	30241	Dec-2001
N711SY	30245	Jan-2002
N713SY	30635	Nov-2000
N716SY	30629	Dec-2001
N801SY	30332	Feb-2001
N804SY	30689	Aug-2001
N805SY	30032	Nov-2001
N808SY	33021	Mar-2005
N809SY	30683	Mar-2005
N813SY	28237	Feb-2001
N814SY	30620	Oct-2001
N815SY	30623	May-2002
N816SY	30637	Mar-2001
N817SY	30392	Apr-2001
N819SY	34254	Mar-2006
N820SY	39951	Nov-2014
N821SY	39952	Dec-2014
N822SY	33017	Oct-2004
N823SY	33971	Dec-2001
N824SY	33976	Jun-2005
N825SY	34410	April 2006
N826SY	34411	May 2006
N827SY	34412	May 2006
N828SY	34413	June 2006
N829SY	34414	June 2006
N830SY	28249	May 2002	Delivery Oct. 2018
N831SY	30706	August 2001	Delivery Oct. 2018

In the event MN Airlines adds an additional aircraft to the fleet of Aircraft, that is reasonably determined by Delta to cause a material increase to Delta’s cost to provide the Services (as measured on a per Aircraft basis), Delta reserves the right to adjust the PBTH Rate for that particular additional aircraft upon thirty (30) days’ advance written notice. During such thirty (30) day notice period, upon request from MN Airlines, the parties shall negotiate in good faith to determine an alternative way of compensating Delta for the increase in cost caused by the particular additional Aircraft (such as a one-time payment from MN Airlines), provided that if mutual agreement on such alternative is not reached by the parties, the increased rate shall go into effect as of the end of such thirty (30) day period for that particular aircraft.

Attachment 2 to Amendment

ANNEX A2

Charges and Payment Terms

1.	Component Access and Exchange Flat Rates

Delta shall charge MN Airlines and MN Airlines shall pay to Delta a flat monthly fee for Component access and exchange. Such fee shall be computed monthly by multiplying the number of Aircraft covered under this Agreement times the applicable flat fee set forth in the table below:

	Total number of Aircraft covered by this Agreement: 0-30	Total number of Aircraft covered by this Agreement: 31-40	Total number of Aircraft covered by this Agreement: 41-50	Total number of Aircraft covered by this Agreement: 51 or more
Component Access and Exchange – Flat Rate (per Aircraft/per month)	$3,500	$3,235	$2,752	$2,296

Such payment shall be made in accordance with Section 3.2. The rate for Component access and exchange shall be calculated on the last day of each month. For Aircraft introduced into or removed from MN Airlines’ fleet during any particular month, the number of Aircraft considered in operation for that particular month shall be pro-rated based on the percentage of days that month such Aircraft has spent in service. Use of an Aircraft for any portion of a calendar day, local Aircraft time, constitutes use of the Aircraft for that day, for purposes of this section. The Aircraft is considered used if it is operated for any purpose, whether revenue, charter, training, promotional or non-revenue flying.

2.	Engineering Support Services Flat Rate

Subject to Section 10 of this Amendment, Delta shall charge MN Airlines and MN Airlines shall pay to Delta a flat monthly fee of $25,000 for the engineering support services described in Annex A. Such payment shall be made in accordance with Section 3.2.

3.	PBTH Rates

Delta shall charge MN Airlines and MN Airlines shall pay to Delta a fee each month based on the applicable power-by-the-hour rate set forth below (the “PBTH Rate”), as compensation for Services which are described herein as being provided on a power-by-the-hour basis. Each calendar month during the Term, Delta shall invoice to MN Airlines an amount equal to the product of applicable PBTH Rate times the total number of Flight Hours for all Aircraft during such month. MN Airlines shall report to Delta by no later than the third business day of each month the total number of Flight Hours for all Aircraft for the preceding month. MN Airlines shall allow Delta representatives to inspect its operating records with respect to the Aircraft to verify the accuracy of the Flight Hour information.

Valid prior to October 9, 2018:

Aircraft age at time of invoice	0 to 36 months	37 to 60 months	6l or more months
PBTH Rate	$66.51	$112.66	$148.40

Valid on and after October 9, 2018:

Aircraft age at time of invoice	0 to 24 months	25 to 36 months	37 to 48 months	49 or more months
PBTH Rate	$15.93	$25.99	$70.42	$83.83

Aircraft age, for purposes of determining the applicable PBTH Rate, is based on the number of months elapsed since the delivery of the Aircraft in new condition by the original equipment manufacturer to the initial owner or operator.

Should Delta and MN Airlines enter into an agreement for the provisioning of engine maintenance services on MN Airlines’ CFM56-7 aircraft engines by Delta on an exclusive basis, Delta will, in good faith, re-evaluate the above rate in an effort to provide MN Airlines with a more favorable rate. ·

4.	Minimum Annual Flight Cycles

The parties agree that the commercial terms of this Agreement are premised on the operation of each Aircraft for at least 3,000 Flight Hours per year, measured on an annual basis (the “Minimum Annual Flight Hours”), provided, however, that the measurement period for 2018 shall be from October 9 to December 31 and the Minimum Annual Flight Hours for 2018 shall be prorated accordingly, resulting in 689 Flight Hours per aircraft. As a result, MN Airlines agrees to compensate Delta for any difference between actual utilization of the Aircraft and the Minimum Annual Flight Hours in accordance with this Section. On January 1 of each calendar year during the Term beginning January 1, 2019, and on the date of expiration or termination of the Agreement, Delta shall invoice MN Airlines for an Annual Additional Payment for the immediately preceding calendar year for each Aircraft, calculated on a per Aircraft basis as follows (and prorated for any partial years):

Annual Additional Payment per Aircraft = applicable PBTH Rate for the measurement period* (3,000 – actual Flight Hours for such Aircraft during the measurement period)

If the actual Flight Hours for any Aircraft during the measurement period is equal to or greater than 3,000, then the Annual Additional Payment for such Aircraft is 0.

For purposes of determining the Annual Additional Payment, Flight Hours may not be carried over from a previous year or carried over from Aircraft to Aircraft. For clarity, MN Airlines shall not receive a credit or refund for any Aircraft that exceeds 3,000 Flight Hours per calendar year. The Minimum Annual Flight Hours for any Aircraft that was added to the MN Airlines fleet during the Term shall be prorated for partial calendar years based on the date that such Aircraft began commercial service as part of the MN Airlines fleet.

5.	Time & Material Rates

All services performed by Delta outside of the scope of the PBTH Rate shall be charged to MN Airlines on a time and materials basis in accordance with the rates set forth below (the “Delta T&M Rates”):

a.	$122.42 per hour for mechanics and inspectors.

b.	$189.78 per hour for engineers and analysts.

c.	New material at Delta’s cost plus twelve (12%) percent with a per item cap on the markup of $1,711.21 and a per line item cap on the markup of $3,422.41

d.	Used/serviceable material at 75% of manufacturer’s then-current list price with no markup.

e.

MN Airlines-supplied parts at 5% of MN Airlines’ cost up to a maximum of $342.24. Parts or kits provided directly by the original equipment manufacturer at no charge would not be subject to this handling fee.

f.	Outside repair at Delta’s invoiced cost plus 8%.

g.	Consumable miscellaneous shop supplies will be provided at no charge.

6.	MN Airlines Delay Charges

For every day beyond tine fifth Day that MN Airlines retains a removed Component or fails to provide the required data for such Component, Delta will charge MN Airlines a daily fee representing a percentage of the manufacturer’s current list price, computed cumulatively as follows: (i) 0.5% per day for days 5 through 10, then: (ii) 2% per day for days 11 through 20, then; (iii) 3% per day for days 21 through 30, then; (iv) 4% per day from days 31 through 45 or until return. After day 45 the Component will be considered lost and MN Airlines will be invoiced for all accumulated late charges and OEM current list price or Delta’s actual replacement cost, whichever is greater.

7.	Invoices

Invoices will be addressed and sent to MN Airlines at the following address:

MN Airlines, LLC

1300 Corporate Center Curve

Eagan, MN 55121

Attn: Accounts Payable

MN Airlines shall pay such invoices in full, without setoff or withholding, in accordance with the terms of the Agreement.

Attachment 3 to Amendment

ANNEX A3

Escalation

The PBTH Rate and the Delta T&M Rates are expressed in January 2018 United States dollars and are subject to escalation on January 1 of each year during the Term, beginning on January 1, 2019, as set forth in this Annex A3. All escalations are cumulative.

1.	The PBTH Rate and the Delta T&M Rates will escalate at a fixed rate of 1% on January 1, 2019.

2.	The PBTH Rate and the Delta T&M Rates will escalate at a fixed rate of 1% on January 1, 2020.

3.	Beginning on January 1, 2021, and on January 1 of each year during the Term thereafter, the PBTH Rate and the Delta T&M Rates will escalate as follows:

a.	Delta will calculate the Inflation Index using the formula set forth below for the immediately preceding calendar year. The result will be rounded to the nearest Whole number.

b.	If the result of the Inflation Index is equal to or less than 5%, then the PBTH Rate and the Delta T&M Rates will escalate at a fixed rate of 3%.

c.	If the result of the Inflation Index is greater than 5%, then the PBTH Rate and the delta T&M Rates will escalate at a rate of 3% plus 1⁄2 the difference between the Inflation Index and 5%.

Example:

Assume the Inflation Index is 7%. The PBTH Rate and the Delta T&M Rates would escalate by 4%, calculated as follows: 3% + (0.5 * (7% - 5%)).

4.	The Inflation Index formula is as follows:

Inflation Index = 0.55*L + 0.45*M

L = BLS issued index Aerospace Product and Parts Manufacturing NAICS 336400 (49-0000) as issued and compared to the prior year each January 1.

M = BLS issued index for PPI Commodity data for Transportation equipment-Aircraft and aircraft equipment, not seasonally adjusted. Series ID WPU 142.

For the avoidance of doubt Component Access and Exchange Flat Rates as well as Engineering Support Services Flat Rate are fixed and not subject to any escalations.